Exhibit 10.12

PolyOne Corporation
33587 Walker Road
Avon Lake, OH 44012
Phone 440.930.1000
www.polyone.com

[Date]

[Name]
[Title]
[Address]

Dear ___________________________:

PolyOne Corporation (the “Company”) considers the establishment and maintenance of a sound and vital senior management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the distraction and even the departure of senior management personnel to the detriment of the Company and its shareholders. Accordingly, the Company’s Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company.
In order to induce you to remain in the employ of the Company, and to continue your employment notwithstanding the occurrence or threat of occurrence of a transaction that results in a change of control of the Company, this letter agreement (“Agreement”) sets forth the benefits that the Company agrees shall be provided to you in the event a Change of Control (as hereinafter defined in Paragraph 3) should occur during the term of this Agreement and in the event that your employment is thereafter terminated under such circumstances as are expressly provided in Paragraph 4.
In making provision for the payment of these benefits, it is not the Company’s intention to alter in any way the compensation and benefits that would be paid to you in the absence of a Change of Control.
1.TERM. This Agreement shall commence on [DATE] and shall continue through December 31, _____, provided, however, that commencing on January 1, _____and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement; provided, however, that prior to the occurrence of a Change of Control, notwithstanding such extension, the term of this Agreement shall automatically end when you cease to serve as an elected officer of the Company. Upon the occurrence of a Change of Control during the term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of your Period of Employment (as hereinafter defined in Paragraph 2), and may not be terminated by the Company during such time.
2.PERIOD OF EMPLOYMENT. Your “Period of Employment” shall commence on the date on which a Change of Control occurs and shall end on the date that is ____ months after the date on which such Change of Control occurs. Notwithstanding the foregoing, however, your Period of Employment shall not extend beyond the Mandatory Retirement Date (as hereinafter defined in Paragraph 3) applicable to you.
3.CERTAIN DEFINITIONS. For purposes of this Agreement:
(a)A “Change of Control” shall mean
(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subparagraph (ii), below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or
(ii)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board” (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business

Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subparagraph (iii), above.
(b)The term “Mandatory Retirement Date” shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company’s pension, profit-sharing, and deferred compensation plans, are exempt from the provisions of the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq., which date shall not in any event be earlier for any executive than the last day of the month in which such executive reaches age 65.
(c)The term “Section 409A Guidance” shall mean collectively Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any proposed, temporary or final regulations or other formal guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.
4.COMPENSATION UPON TERMINATION OF EMPLOYMENT. If, during the Period of Employment, the Company shall terminate your employment for any reason (other than for a reason and as expressly provided in Paragraph 5 hereof), or if you shall terminate your employment for “Good Reason” (as hereinafter defined in subparagraph 4(g)), then the Company shall be obligated to compensate you as follows:
(a)(i)    If the Change of Control constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of the Section 409A Guidance (a “Section 409A Change of Control”), the Company shall pay to you in a lump sum an amount equal to the product of one-twelfth of your annualized Base Salary, multiplied by the number of months, including fractional months, in the Payment Period. For purposes of this Paragraph 4, (A) the “Payment Period” shall be equal to the shorter of (I) _____ months, commencing on the Date of Termination, or (II) the period from the Date of Termination to your Mandatory Retirement Date, if any, and (B) “Base Salary” shall be equal to your base salary at the rate in effect immediately prior to the Change of Control or, if greater, immediately prior to the Date of Termination. If the Change of Control does not constitute a Section 409A Change of Control, the Company shall continue your Base Salary for the Payment Period.
(ii)    Subject to Paragraph 4(f), payment made pursuant to this Paragraph 4(a): (A) shall be made, in the case of payment following a Section 409A Change of Control, on the date 60 calendar days after the Date of Termination (the “Initial Payment Date”), and (B) shall commence, in the case of payments following a Change of Control that does not constitute a Section 409A Change of Control, with the first payroll period that commences on or after the Initial Payment Date. Each payment under this Paragraph 4 shall be considered a separate payment and not one of a series of payments.

(b)The Company shall pay you in a lump sum an amount equal to the product of (x) the number of months, including fractional months, in the Payment Period and (y) under the Company’s annual bonus or similar incentive plan (the “Annual Incentive Plan”), one-twelfth of your “target annual incentive amount”. Your “target annual incentive amount” under the Annual Incentive Plan is determined by multiplying your incentive target percentage for the calendar year in which the Change of Control occurs by your annual base salary in effect immediately prior to the Change of Control. Subject to Paragraph 4(f), payment made pursuant to this Paragraph 4(b) shall be made on the Initial Payment Date.
(c)    (i)    The Company shall maintain in full force and effect, for your continued benefit, for the Payment Period, all health and welfare benefit plans and programs or arrangements, other than the Company’s long-term disability plan, in which you were entitled to participate immediately prior to the Date of Termination (collectively, the “Health Plans”), as long as your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with benefits substantially similar to those to which you would have been entitled to receive under such plans and programs (“Comparable Benefits”), had you continued to participate in them as an employee of the Company. Notwithstanding the preceding two sentences, this subparagraph 4(c)(i) shall not restrict the Company’s right to modify or discontinue any benefit; provided, however, that you shall not be treated less favorably than similarly situated active employees (including non-highly compensated, salaried employees as similarly situated for such purpose) who were employed by the Company immediately prior to the Change of Control.
(ii)    You will be required to pay the full cost during the Payment Period of continuation coverage in the Health Plans and of any Comparable Benefits that are subject to Code section 105 on an after-tax basis. On the Initial Payment Date and on January 2 of each of the years during the Payment Period following the year in which the Initial Payment Date occurs, the Company will make a payment to you (the “Health Plans Premium Reimbursement”) equal to the difference between (A) the amount you are required to pay during the calendar year of payment for such continuation coverage and, with respect to the payment on the Initial Payment Date, the amount, if any, you are required to pay for such continuation coverage in the prior year, and (B) the amount you would have been required to pay during such years for such continuation coverage if you had paid the same percentage of the cost that a similarly situated active employee would pay, as of the Date of Termination. The Company will reimburse the amount of the federal, state and local taxes imposed on you as a result of your receipt of the Health Plans Premium Reimbursement, such reimbursement to be made subject to Paragraph 4(f) and no later than December 31 of the year following the year in which you remitted the applicable taxes. Your right to continuation coverage under the Health Plans and any Comparable Benefits pursuant to Paragraph 4(c)(i) shall satisfy the Health Plans’ obligation to provide you continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
(iii)    If you have met the requirements for retirement eligibility under the Company’s general retirement policies on the Date of Termination, the Company shall provide you after the end of the Payment Period with those health and welfare benefits, if any, as in effect from time to time, to which you would have been entitled under the Company’s general retirement policies if you had been eligible to retire and you had retired immediately prior to the Change of Control, with the Company paying that percentage of the premium cost of the plans that it would have paid under the terms of the plans in effect immediately prior to the Change of Control with respect to individuals who retire at age 65, regardless of your actual age on the Date of Termination. If the percentage of premium cost that the Company pays for you is greater than the percentage of premium cost that the Company pays for other similarly situated retirees, the Company may treat the differential amount as taxable to you and pay you an additional amount in cash equal to the amount necessary to cause the after-tax value of the benefit that you receive to be equal to the after-tax value of the benefit you would have received had the Company not treated the differential amount as taxable to you. Such payment shall be made subject to Paragraph 4(f) and no later than December 31 of the year following the year in which you remitted the applicable taxes. Notwithstanding the preceding two sentences, this subparagraph 4(c)(iii) shall not restrict the Company’s right to modify or discontinue any benefit, or the portion of the premium cost thereof paid by the Company; provided, however, that you shall not be treated less favorably with respect to any such modification or discontinuance than similarly situated individuals (including non-highly compensated, salaried employee retirees as similarly situated for such purpose) who retired at or after age 65 under the terms and conditions in effect immediately prior to the Change of Control (or under the terms and conditions that would have applied to persons who were eligible to retire, if they had retired, immediately prior to the Change of Control);
(d)    The Company shall pay you a financial planning/tax preparation allowance equal to the full amount of the annual financial planning/tax preparation allowance you were entitled to receive immediately prior to the Change of Control (without the requirement to submit itemized invoices). Such amount will be paid (i) in a lump sum on the Initial Payment Date if the Change of Control constitutes a Section 409A Change of Control, or (ii) in twelve equal monthly installments commencing on the Initial Payment Date if the Change of Control does not constitute a Section 409A Change of Control; and
(e)    (i)    The Company shall, in addition to the benefits to which you are entitled under the retirement plans or programs in which, as of immediately prior to the Change of Control, you both participate and are actually accruing benefits, pay you in a lump sum in cash an amount equal to the excess, if any, of (A) the actuarial equivalent of the retirement pension to which you would have been entitled under the terms of such retirement plans or programs had you accumulated additional years of continuous service under such plans equal in length to your Payment Period, over (B) the actuarial equivalent of the retirement pension to which you are entitled under the terms of such retirement plans or programs, determined without regard to this subparagraph (i). For purposes of subparagraph (i), (w) the terms of a retirement plan or program shall be those in effect immediately prior to the Change of Control or the Date of Termination, whichever is more favorable to you; (x) the length of the Payment Period shall be added to total years of continuous service for determining vesting and the amount of benefit accrual and to the age that you will be considered to be for the purposes of determining eligibility for normal or early retirement calculations; (y) your actual age shall be used for determining the amount of any actuarial reduction; and (z) for the purposes of calculating benefit accrual, the amount of compensation you shall be deemed to have received during each month of your Payment Period shall be equal to the sum of your Base Salary prorated on a monthly basis, plus under the Annual Incentive Plan, one-twelfth of your “target annual incentive amount” in effect prior to the Change of Control for the calendar year in which the Change of Control occurs. For purposes of this subparagraph (i), “retirement plan or program” shall mean any plan or program to the extent such plan or program is a “defined benefit plan,” within the meaning of Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and “actuarial equivalent” shall be determined using the same methods and assumptions as those utilized immediately prior to the Change of Control under the applicable retirement plan or program in which you participate for purposes of this subparagraph (i). Subject to Paragraph 4(f), payment made pursuant to this Paragraph 4(e)(i) shall be made on the Initial Payment Date.
(ii)    The Company shall, in addition to the benefits to which you are entitled under any defined contribution plans and programs in which, as of immediately prior to the Change of Control, you are eligible to participate and receive employer contributions, pay you in a lump sum in cash an amount equal to the product of (A) the sum of all amounts payable to you under subparagraphs 4(a) and 4(b), multiplied by (B) the sum of (x) the aggregate maximum percentage(s) of eligible compensation you were eligible to receive as employer matching contributions under all such defined contribution plans for the plan year(s) in which occurs the Change of Control or the Date of Termination, whichever is more favorable to you, determined without regard to any change in any such plan adverse to you adopted after the Change of Control, plus (y) the aggregate maximum percentage(s) of eligible compensation you were eligible to receive as employer non-elective contributions under all such defined contribution plans for the plan year(s) in which occurs the Change of Control or the Date of Termination, whichever is more favorable to you, determined without regard to any change in any such plan adverse to you adopted after the Change of Control. For purposes of this subparagraph (ii), defined contribution plan or program shall mean any plan or program to the extent such plan or program is a “defined contribution plan,” within the meaning of Section 3(34) of ERISA; “employer matching contributions” shall mean those employer contributions that are conditioned upon your making employee after-tax contributions and/or employee pre-tax contributions and that are not “discretionary contributions” (as hereinafter defined), but in no event shall employer matching contributions be deemed to include employee pre-tax contributions regardless of whether employee pre-tax contributions are considered employer contributions for any purpose; “employer non-elective contributions” shall mean employer contributions that are not employer matching contributions and that are not “discretionary contributions” (as hereinafter defined); “discretionary contributions” shall mean employer contributions that under the terms of the applicable defined contribution plan as in effect immediately prior to the Change of Control or the Date of Termination, whichever is more favorable to you, were not required to be made, determined without regard to any requirement that the participant be employed during the plan year or at another relevant time in order to be eligible to receive such contributions, except that an employer contribution that would otherwise be considered a discretionary contribution under this definition shall not be considered a discretionary contribution if prior to the Date of Termination, the Company (or other employer related to the Company maintaining the plan) has communicated to participants in such plan that such contribution will, or is likely to, be made. For purposes of determining the maximum percentage of eligible compensation you were eligible to receive as employer matching contributions and/or for purposes of determining the maximum percentage of eligible compensation you were eligible to receive as employer non-elective contributions, if under the terms of the applicable defined contribution plan the contribution structure is a per capita structure or a step-rate or similar structure, or if the contribution structure has changed during the plan year, then the maximum percentage shall be determined or adjusted as necessary or appropriate to carry out the intent of this subparagraph (ii); provided that if you are also covered with respect to any such defined contribution plan (the “first plan”) by another defined contribution plan that provides for contributions in respect of any limitations under the terms of the first plan, there shall be no duplication of payment with respect to those arrangements. Subject to Paragraph 4(f), payment made pursuant to this Paragraph 4(e)(ii) shall be made on the Initial Payment Date.
(f)    Notwithstanding anything to the contrary in this Paragraph 4, if you are a “specified employee,” as determined by the Company in its Specified Employee Designation Procedure, on the Date of Termination and any payment under this Agreement would be considered to be deferred compensation under Section 409A of the Code, then any such payment that is considered to be deferred compensation that would otherwise be payable during the six-month period following the Date of Termination will instead be paid on the earlier of (i) the first business day of the seventh month following the Date of Termination, or (ii) your death. Any amount that would have been paid during the six-month period following the Date of Termination if payment would have been made or commenced on the Initial Payment Date shall not be paid during such period, but instead shall be paid on the first business day of the seventh month following the Date of Termination.

(g)    For purposes of this Agreement, “Good Reason” shall mean the failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company within the Employment Period of written notice thereof from you:
(i)except as a result of the termination of your employment pursuant to Paragraph 5 hereof and without your express written consent, (A) one or more changes in your duties, responsibilities, reporting relationships and status that, when considered in the aggregate as compared with your duties, responsibilities, reporting relationships and status immediately prior to a Change of Control, constitute a material demotion, (B) the assignment to you of new duties or responsibilities that, in the aggregate, (1) are materially inconsistent with, and (2) materially and adversely change, your positions, duties, responsibilities, reporting relationships and status as in effect immediately prior to a Change of Control, (C) a reduction in your annual Base Salary or target annual incentive amount, (D) the failure to continue your health, welfare and retirement benefits, perquisites, vacation policy, fringe benefits, long-term incentive compensation programs, and relocation benefits and policies (including indemnification against loss on the sale of your residence in connection with your relocation) on either a substantially similar basis or with substantially similar aggregate economic value, as compared with immediately prior to a Change of Control, (E) the Company requires that you change the principal location of your work, which results in an additional commute of more than 50 miles, or (F) the Company requires you to travel away from your office in the course of discharging your responsibilities or duties at least one-third more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison) than was required of you for the calendar year immediately preceding the Change of Control;
(ii)the failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Paragraph 11 hereof; or
(iii)any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 6 hereof.
5.TERMINATION FOR CAUSE OR UPON DISABILITY, RETIREMENT OR DEATH. If your employment is terminated for any of the following reasons and in accordance with the provisions of this Paragraph 5, you shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Paragraph 4:
(a)If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for 120 consecutive business days, and within thirty (30) days after a written Notice of Termination (as hereinafter defined in Paragraph 6) is given, you shall not have returned to the full-time performance of your duties;
(b)If the Company shall have Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder upon (i) the willful and continued failure by you to substantially perform your duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and after you have been given a period (hereinafter known as the “Cure Period”) of at least thirty (30) days to correct your performance, or (ii) the willful engaging by you in other gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.
Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you for this purpose, if you are then a member of the Board) at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i) or (ii), including the expiration of the Cure Period without the correction of your performance, or of the preceding subparagraph and specifying the particulars thereof in detail.
(c)If you die while employed by the Company or if you retire from such employment during your Period of Employment, then you shall not be entitled to any of the benefits provided by this Agreement and the benefits to which you or your beneficiary shall be entitled shall be determined without regard to the provisions hereof.
6.NOTICE OF TERMINATION. Any termination of your employment by the Company or any termination by you for Good Reason shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a “Notice of Termination.” Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
7.DATE OF TERMINATION. “Date of Termination” shall mean the date on which you incur a “separation from service” from the Company within the meaning of Section 409A(c)(2)(A)(i) of the Code.
(a)If you terminate your employment for Good Reason, the proposed Date of Termination shall be the date specified in the Notice of Termination, which in no event will be more than sixty (60) days after Notice of Termination is given;
(b)If your employment is terminated for Cause under subparagraph 5(b), the proposed Date of Termination shall be the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of your performance;
(c)If your employment pursuant to this Agreement is terminated following absence due to physical incapacity, under subparagraph 5(a), then the proposed Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period); or
(d)If your employment is terminated by the Company other than under subparagraph 7(b) or 7(c), the proposed Date of Termination shall be the date specified in the Notice of Termination.
Subject to subparagraph 10(b), a termination of employment by either the Company or by you shall not affect any rights you or your surviving spouse may have pursuant to any other agreement or plan of the Company providing benefits to you, except as provided in such agreement or plan.
8.ADJUSTMENT OF PAYMENTS. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by you or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants, which shall provide detailed supporting calculations both to the Company and to you within 15 business days of the Date of Termination or such earlier time as is requested by the Company. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 8 will not of itself limit or otherwise affect any other of your rights under this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 8, the Company will reduce your payment and/or benefits, to the extent required, in the following order: (i) the payments described in Paragraph 4(a)(i) of this Agreement; (ii) the lump sum payment described in Paragraph 4(b) of this Agreement; (iii) the lump sum payment described in Paragraph 4(e)(i) of this Agreement; (iv) the lump sum payment described in Paragraph 4(e)(ii) of this Agreement; (v) the Health Plans Premium Reimbursement described in Paragraph 4(c)(ii) of this Agreement; (vi) the payments described in Paragraph 4(c)(iii) of this Agreement; (vii) the benefits described in Paragraph 4(d) of this Agreement; and (viii) the benefits described in Paragraph 4(c)(i) of this Agreement.
9.COVENANTS.
(a)During the term of this Agreement specified in Paragraph 1 (the “Term”) and for a period ending one year following the Date of Termination, if you have received or are receiving benefits under this Agreement, you shall not, without the prior written consent of an officer of the Company, directly or indirectly, engage in any Competitive Activity. For this purpose, “Competitive Activity” means your participation in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 10% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any publicly-traded enterprise, if such ownership is less than 5% of the outstanding voting securities or units of such enterprise or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
(b)During the Term, the Company agrees that it will disclose to you its confidential or proprietary information (as defined in this subparagraph 9(b)) to the extent necessary for you to carry out your obligations to the Company. You hereby covenant and agree that you will not during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” shall include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by your breach of this subparagraph 9(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information shall include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” shall also include any subsidiary controlled by the Company (collectively, the “Restricted Group”). The foregoing obligations imposed by this subparagraph 9(b) shall not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of yours, generally known to the public or (iii) if you are required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). These rights of the Company are in addition to and without limitation to those rights and remedies otherwise available by law for protection of the types of such confidential or proprietary information.

(c)You hereby covenant and agree that during the Term and for a period ending one year after the Date of Termination you will not, without the prior written consent of the Company, on your behalf or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee or customer of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.
(d)You and the Company agree that the covenants contained in this Paragraph 9 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Paragraph 9 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of your violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
10.NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS.
(a)You shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation or the value of any benefits earned by you as the result of any employment by another employer after the date of termination of your employment with the Company, or otherwise. Subject to subparagraph 10(b), the provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amount otherwise payable, or in any way diminish your existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.
(b)To the extent, and only to the extent, a payment or benefit that is paid or provided under this Agreement would also be paid or provided under the terms of another plan, program, agreement or arrangement of, or assumed by, the Company or any of its affiliates, or required to be provided by local law, including, without limitation, any employment agreement or Management Continuity Agreement, you will be entitled to payment or benefit under this Agreement or such other plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but will not be entitled to benefits under both this Agreement and such other plan, program, agreement, arrangement or legal requirement.
11.SUCCESSORS AND BINDING AGREEMENT.
(a)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to you, to assume and agree to perform this Agreement.
(b)This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.
(c)This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you pursuant to Paragraph 4 hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.
12.NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
14.MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. References to Paragraphs and subparagraphs are to paragraphs and subparagraphs of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation shall also include any successor provision thereto.
15.VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
16.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
17.WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
18.NONASSIGNABILITY. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Paragraph 11 above. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by your will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Paragraph 18, the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
19.DISPUTE RESOLUTION.
(a)All disputes arising out of, relating to or concerning this Agreement, the breach of this Agreement, your termination, or the termination of your employment shall be resolved pursuant to this Paragraph 19. This includes all claims or disputes whether arising in tort or contract and whether arising under statute or common law, including, without limitation, Ohio Revised Code Chapter 4112.01 et seq., Ohio Revised Code Section 4117.01, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all other federal and state employment statutes. Any such dispute shall be resolved by arbitration held in

Cleveland, Ohio, under the then-current Employment Dispute rules of the American Arbitration Association (“AAA”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections l-16, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable. Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of your covenants contained in Paragraph 9, but may pursue its remedies for such breach in a court of competent jurisdiction in the city in which the Company’s principal executive offices are based.
(b)You and the Company agree that you or it must file any request for arbitration with the AAA and serve on the other party within six (6) months after the date on which the dispute arose and hereby waive any statute of limitations to the contrary.
(c)The arbitrator shall have no authority to extend, modify, or suspend any of the terms of this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages and you and the Company hereby waive any right to recover such damages with respect to any dispute resolved by arbitration. The Company shall pay the fees and costs of the arbitrator. The arbitrator shall make his award in writing and shall accompany it with an opinion discussing the evidence and setting forth the reasons for his award. The decision of the arbitrator within the scope of the submission shall be final and binding on you and the Company, and any right to judicial action on any matter subject to arbitration hereunder is waived (unless otherwise required by applicable law), except suit to enforce this arbitration award. If the rules of the AAA differ from those of this Paragraph 19, the provisions of this Paragraph 19 shall control.
20.LEGAL FEES AND EXPENSES. If a Change of Control shall have occurred, thereafter the Company shall pay and be solely responsible for:
(i)00% of the first $100,000 and
(ii)70% of any excess above $100,000, of
any and all attorneys’ and related fees and expenses incurred by you to successfully (in whole or in part, and whether by modification of the Company’s position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To secure the foregoing obligation, the Company shall, within 90 days after being requested by you to do so, enter into a contract with an insurance company, open a letter of credit or establish an escrow in a form satisfactory to you. All reimbursements under this Paragraph 20 shall be for expenses incurred by you during your lifetime. Reimbursement shall be made no sooner than the first business day of the seventh month following the Date of Termination and in all events shall be made prior to the last day of the calendar year following the calendar year in which you incurred the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement pursuant to this Paragraph 20 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
21.EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on your part or on the part of the Company to have you remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination of your employment, for any reason other than those set forth in Paragraph 5, following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence, a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change of Control shall (unless such termination is conclusively demonstrated to have been wholly unrelated to any such activity relating to a Change of Control) be deemed to be a termination of your employment after a Change of Control for purposes of this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the date of such termination.
22.RIGHT OF SETOFF. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to you or your designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against you or any debt or obligation owed by you, whether arising hereunder or otherwise.
23.RIGHTS TO OTHER BENEFITS. Except as provided in subparagraph 10(b), the existence of this Agreement and your rights hereunder shall be in addition to, and not in lieu of, your rights under any other of the Company’s compensation and benefit plans and programs, and under any other contract or agreement between you and the Company.
24.RELEASE. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay or provide any compensation or benefits hereunder in connection with the termination of your employment unless, prior to the sixtieth (60th) day following the Date of Termination, you first sign a general release substantially in the form attached hereto as Exhibit A and you do not revoke such release during the time period set forth therein for revocation.
25.SURVIVAL. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Paragraphs 4, 8, 9, 19, 20, 21 and 26 shall survive any termination or expiration of this Agreement or the termination of your employment following a Change of Control for any reason whatsoever.
26.SOURCE OF PAYMENT. All payments under this Agreement shall be made solely from the general assets of the Company or one of its subsidiaries (or from a grantor trust, if any, established by the Company for purposes of making payments under this Agreement and other similar agreements), and you shall have the rights of an unsecured general creditor of the Company with respect thereto. The Company may, but need not, establish a trust to fund its obligations under the Agreement; provided, however, that if the Company establishes such a trust, any funds contained therein shall remain liable for the claims of the Company’s general creditors. Notwithstanding the above, upon the earlier to occur of (a) a Change of Control or (b) a declaration by the Company’s Board of Directors that a Change of Control is imminent, to the extent permitted by applicable law, the Company shall promptly, to the extent it has not previously done so, establish a trust to fund its obligations under this Agreement and transfer to the trustee of such trust, to be added to the principal thereof, an amount sufficient to fund all payments which would be made to you hereunder if your employment was terminated on the date of the Change of Control under circumstances in which payments under Paragraph 4 hereof would become due and payable to you, including, without limitation, cash in an amount sufficient to fund payments of all future welfare plan benefits as provided in subparagraph 4(c) hereof, in each case based on reasonable estimates. In no event shall any amount be transferred to a trust described in this Paragraph 26 if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.
27.SECTION 409A COMPLIANCE. It is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to you or your beneficiaries. This Agreement shall be administered in a manner consistent with such intent.
If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

POLYONE CORPORATION

Accepted And Agreed To As Of The Date Hereof [Name] [Title]	By direction of the Compensation Committee of the Board of Directors By [Name] [Title]